Exhibit 99.1

Roy N. Cook Appointed to the Tallgrass Energy Partners, LP Board of Directors

OVERLAND PARK, Kan.--(BUSINESS WIRE)--September 13, 2013--Tallgrass Energy Partners, LP (NYSE: TEP) ("Tallgrass") today announced that Roy N. Cook has been appointed to the Board of Directors of Tallgrass' general partner, effective as of September 4, 2013. From 2001 until earlier this year, Mr. Cook was employed by, and held a variety of roles within, the terminals division of Kinder Morgan, focusing on acquisitions, management, design and operations and specializing in the dry bulk side of the terminals business.

David G. Dehaemers, Jr., President and CEO of Tallgrass' general partner, said: "We are extremely pleased to be adding Mr. Cook to the Board. His MLP experience, coupled with his intricate knowledge of the terminals business, will provide invaluable strategic and practical guidance, insight, and perspective."

Prior to 2001, Mr. Cook owned and managed several businesses in the service industry, including Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminals, Inc., each of which were sold to Kinder Morgan in 2001. Mr. Cook graduated from Kansas State University in 1979 with a B.S. degree in Agriculture Economics.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented master limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com